                                                                     Exhibit 8.2

                       LOCKRIDGE, CONSTANT & CONRAD, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
P.O. Box 500
448 Washington                                                          813 Main
Chillicothe, MO  64601                                        Trenton, MO  64683
(816) 646-6911                                                    (816) 359-2263



PRIVATE AND CONFIDENTIAL

Board of Directors
Investors Federal Bank and
  Savings Association
522 Washington Street
Chillicothe, Missouri  64601

Gentlemen:

Missouri Savings and Loan Association Privilege Tax Consequences of the Conversion of Investors Federal Bank and Savings Association, A Savings Bank from a Federal Mutual Savings Institution to a Federal Stock Savings Institution and then to a National Bank.

You have requested an opinion on the Missouri Savings and Loan Association Privilege Tax consequences of the proposed conversion ("Conversion") of Investors Federal Bank and Savings Association ("Bank") from a federal mutual savings institution to a federal stock savings institution ("Converted Bank") and then to a national bank ("National Bank"), pursuant to the Plan of Conversion as adopted by the Bank on September 23, 1996.

IFB Holdings, Inc. ("Holding Company") was organized in October, 1996, by the Bank for the purpose of acquiring all of the outstanding capital stock of Converted Bank, which will be issued in the Conversion. The only significant assets of the Holding Company will be the capital stock of the Converted Bank, the note evidencing its loan to fund the Converted Bank's ESOP and approximately 50% of the net proceeds from the Conversion. An offering is being made for the issuance of common stock of the Holding Company, which will retain up to 50% of the net proceeds of the issuance of the common stock and will use the remaining 50% of the net proceeds to purchase all of the stock of Converted Bank issued in the Conversion.



    MEMBERS SEC PRACTICE SECTION AND AMERICAN INSTITUTE OF CERTIFIED PUBLIC
                                  ACCOUNTANTS

Board of Directors
Investors Federal Bank and Savings Association
Page 2



The firm of Luse Lehman Gorman Pomerenk & Schink ("Firm") has acted as special counsel to the Bank for purposes of this Conversion and they have furnished the Bank with their opinion regarding the Federal income tax consequences of the Conversion ("Federal Tax Opinion"). For purposes of this opinion, we are relying on the representation provided to the Firm by the Bank, as set forth below.


                                REPRESENTATIONS

1. The Conversion is implemented in accordance with the terms of the Plan of Conversion (the "Plan") and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.

2. The fair market value of the withdrawable deposit accounts plus interest in the liquidation account ("Liquidation Account") of Converted Bank to be received under the Plan, in each instance, shall be equal to the fair market value of the membership interests (i.e., withdrawable deposit accounts, voting and liquidation rights) in the Bank surrendered in exchange therefor.

3. Holding Company and Converted Bank and National Bank each have no plan or intention to redeem or otherwise re-acquire any of the stock issued in the proposed transaction.

4. To the best of the knowledge of the management of the Bank, there is no plan or intention by any member of the Bank, who holds more than 1% of the qualifying deposits in the Bank, and there is no plan or intention on the part of the remaining members to dispose of their withdrawable deposit accounts in Converted Bank that would reduce their aggregate interest in the Liquidation Account as of the Effective Date of the Conversion, to less than 50% of the value of their interest in the Bank as of the same date.

5. Immediately following the consummation of the proposed transaction, Converted Bank will possess the same assets and liabilities as the Bank held immediately prior to the proposed transaction, plus proceeds from the sale of stock of Converted Bank to Holding Company.

6. Assets used to pay expenses of the Conversion (without reference to the expenses of the Direct Community Offering) and all distributions (except for regular normal interest payments and other payments in the normal course of business made by the Bank immediately preceding the transaction) will in the aggregate constitute less than one percent (1%) of the net assets of the Bank.
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Board of Directors
Investors Federal Bank and Savings Association
Page 3



7. Following the proposed transaction, Converted Bank and National Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in the business.

8. Converted Bank and National Bank have no plan or intention to sell or otherwise dispose of any of the assets of the Bank acquired in the proposed transaction, except for dispositions in the ordinary course of business.

9. There is no plan or intention for Converted Bank and National Bank to be liquidated or merged with another corporation following the Conversion.

10. Both Converted Bank and Holding Company have no plan or intention, either currently at the time of the Conversion, to issue additional shares of stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

11. Converted Bank and National Bank have no plan or intention to reacquire any of its stock issued in the proposed transaction.

12. The Bank is not under the jurisdiction of a court in any Title II or similar case within the meaning of Section 368(a)(3)(A). The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 or 593 of the Code applies.

13. Compensation to be paid to depositor-employees of the Bank, Converted Bank, National Bank or Holding Company will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

14. No shares of Holding Company Conversion Stock will be issued to or purchased by depositor-employees of the Bank, Converted Bank, or Holding Company at a discount or as compensation in the proposed transaction.

15. No cash or other property will be given to Eligible Account Holders or others in lieu of (a) non-transferable subscription rights or (b) an interest in the Liquidation Account of Stock Bank.

16. Bank has utilized a reserve for bad debts in accordance with Section 593 of the Internal Revenue Code of 1986, as amended (the "Code"). Section 593 was repealed for taxable years beginning after December 31, 1995.

Board of Directors
Investors Federal Bank and Savings Association
Page 4



17. At the time of the proposed transaction, the fair market value of the assets of the Bank on a going concern basis will equal or exceed the amount of its liabilities assumed plus the amount of liabilities to which the transferred assets are subject. Bank will have a positive regulatory net worth at the time of the Conversion.

18. Bank, Converted Bank and Holding Company are corporations within the meaning of Section 7701(a)(3) of the Code. Bank and Converted Bank are domestic building and loan associations within the meaning of Section 7701(a)(19)(C) of the Code.

19. Neither Bank nor Converted Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

20. The exercise price of the subscription rights received by the Bank's Eligible Account Holders and Supplemental Eligible Account Holders to purchase Holding Company Stock will be equal to the fair market value of the Holding Company Conversion Stock at the time of the completion of the proposed transaction as determined by an independent appraisal.

21. The Bank has received or will receive an opinion from an independent appraiser to the effect that the subscription rights to be received by Eligible Account Holders and Supplemental Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value.

22. The Bank's savings depositors will pay expenses of the conversion solely attributable to them, if any. Holding Company and the Bank will pay their own expenses for the transaction and will not pay any expenses solely attributable to the savings depositors or to the Holding Company stockholders. The stockholders of the Holding Company will pay the expenses incurred by themselves in connection with the proposed transaction.

23. The Eligible Account Holders', Supplemental Eligible Account Holders', and Other Members' proprietary interests in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

24. No creditors of the Bank or the depositors in their roles as creditors, have taken any steps to enforce their claims against the Bank by instituting Bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the members prior to the Conversion of the Bank including depositors as equity holders of the Bank.

Board of Directors
Investors Federal Bank and Savings Association
Page 5



25. The liabilities of the Bank assumed by Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

26. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Converted Bank received by it in the proposed transaction.

27. No amount of deposit accounts or deposits as of the Eligibility Record Date will be excluded from participation in the Liquidation Account.

The Federal Tax Opinion contains the following opinions regarding the Federal income tax consequences of the transactions described herein.

1.   The Stock Conversion will constitute a reorganization within the meaning of
     Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Stock Conversion (see Rev. Rul. 80-105,
                                                         ---
     1980-1 C.B. 78). The Bank and the Converted Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104)

2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Stock Conversion (Section 1223(2) of the Code).

4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).
     ---

5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

Board of Directors
Investors Federal Bank and Savings Association
Page 6



6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Stock Conversion. (Section 1001(a) of the Code; Treas. Reg. Section 1.1001-1(a)).

7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefore (Section 1012 of the Code).

8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion would be subject to immediate recognition.

9. The Basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2C.B. 182).

11. The basis of the shares of Common Stock acquired in the Stock Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

Board of Directors
Investors Federal Bank and Savings Association
Page 7


12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1
     C.B. 190).

13.  The Bank Conversion will constitute a reorganization within the meaning of
     Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1C.B. 78).
                                       ---

14. The assets of the Converted Bank will have the same basis in the hands of the National Bank as in the hands of the Converted Bank immediately prior to the Bank Conversion (Section 362(b) of the Code).

15. The holding period of the assets of the Converted Bank to be received by the National Bank will include the period during which the assets were held by the Converted Bank prior to the Bank Conversion (Section 1223(2) of the Code).


                           STATEMENT OF MISSOURI LAW

Chapter 148 of the Missouri Revised Statutes, in part, imposes a privilege tax on savings and loan associations doing business in Missouri. This franchise tax is measured by net income and is imposed at a rate of 7 percent of the association's "net income".

Section 148.630 of the Missouri Revised Statutes provides as follows:

1. "Net income" means gross income as defined in subsection 2 of this section minus the deductions allowed in subsection 3 of this section;

2. "Gross income" shall include all gains, profits, earnings and other income of the taxpayer from whatever sources derived during the income period;

3. In computing net income there shall be allowed as deductions "all ordinary and necessary expenses paid or incurred by the taxpayer during the income period in carrying on its trade or business."

Board of Directors
Investors Federal Bank and Savings Association
Page 8



As quoted above, the language of the Missouri Statute defining "gross income" is nearly identical to Section 61 of the Code, which defines gross income as "all income from whatever source derived." Further, in accordance with long-standing state administrative policy and with the tax return form used to compute the Missouri privilege tax, federal taxable income is the starting point in computing Missouri net income for privilege tax purposes.


                                    OPINION

Because Federal taxable income is the starting point in computing Missouri net income for privilege tax purposes and because based on the Federal Tax Opinion there is no Federal taxable income to Bank or Converted Bank as a result of the Conversion then it is the opinion of Lockridge, Constant & Conrad, LLC, that there will be no Missouri privilege tax to Bank or Converted Bank as a result of the Conversion.

Our opinions contained herein are expressly limited to the Missouri Savings and Loan Association privilege tax discussed above and are specifically predicated upon the Federal Tax Opinion being correct, and because the federal tax rules are the starting point for Missouri purposes we are assuming that the Federal Tax Opinion is correct. No opinion, either express or implied, is given on any matter not expressly discussed above.

Our opinions expressed herein are based solely upon current provisions of the Missouri Revised Statutes, as amended, including applicable regulations thereunder and current judicial and administrative authority. Any future amendments of the Missouri Revised Statutes, or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to any federal tax matter or state tax consequences of the Conversion under any section of the Missouri Revised Statutes except if and to the extent specifically addressed.

In particular, it is expressly understood and agreed to by Bank, Converted Bank, and Holding Company that Lockridge, Constant & Conrad, LLC, is relying solely on the Federal Tax Opinion in all respects relating to the Federal tax consequences of the matters described herein. Lockridge, Constant & Conrad, LLC, has not independently verified the accuracy of any matters contained in the Federal Tax Opinion and should any matter addressed therein not be correct, it could cause the Missouri Savings and Loan Association Privilege Tax opinion contained herein to also be incorrect.

Board of Directors
Investors Federal Bank and Savings Association
Page 9


Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all the information and representations referred to herein. Any change in the transaction would cause us to modify our opinion.

Very truly yours,


/s/ LOCKRIDGE, CONSTANT & CONRAD, LLC
LOCKRIDGE, CONSTANT & CONRAD, LLC


HL:cla